Exhibit 99.1

CONTACT: Brian Anderson MediciNova, Inc. Phone: 858-622-9752 Email: banderson@medicinova.com

FOR IMMEDIATE RELEASE

SEC Declares MediciNova’s Registration Statement on Form S-1 Effective

SAN DIEGO, Calif. – September 21, 2005 – MediciNova, Inc. announced today that it’s registration statement on Form S-1 filed with the Securities and Exchange Commission on September 19, 2005 was declared effective on September 21, 2005. Pursuant to the registration statement, 67,335,356 shares of MediciNova’s common stock were registered and may be offered for resale by the stockholders identified therein for their own account. The prices at which the stockholders may sell their shares will be determined by the prevailing market for the shares or in negotiated transactions. MediciNova will not receive any proceeds from the sale of shares offered by the registration statement.

This press release is not an offer to sell, nor a solicitation of any offer to buy, any securities. MediciNova’s common stock is listed on the Hercules Market of the Osaka Securities Exchange under the symbol “4875.” A copy of the prospectus which forms a part of the registration statement may be obtained by sending a written request to MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122.

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova, Inc., please visit www.medicinova.com.